EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-268383 and 333-275931 on Form S-3, in Registration Statement Nos. 333-273170 and 333-270195 on Form S-1  and in Registration Statement Nos. 333-261606, 333-267115 and 333-274513 on Form S-8 of our report dated February 21, 2023 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the financial statements, before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 1, of Dermata Therapeutics, Inc. as of and for the year ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 21, 2024